Exhibit 14.2

ONEX FALCON INVESTMENT ADVISORS, LLC

CODE OF ETHICS

(Note: This Code of Ethics is also found within the Onex Falcon Investment Advisors Compliance Manual)

September 2021

CODE OF ETHICS

A.	General

The Company has adopted the following polices and rules of conduct (the “Code”) for all Supervised Persons. The Code is designed to ensure that the Company maintains high ethical standards. The reputation of the Company is a direct reflection of the conduct of each Supervised Person.

The Code is based upon the principle that the Company and its Supervised Persons owe a fiduciary duty to the clients of the Company and must conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Company, and (iii) abusing their position of trust and responsibility. In meeting its fiduciary responsibilities to its clients, the Company expects every Supervised Person to demonstrate the highest standards of ethical conduct. Compliance with the provisions of the Code, the Advisers Act, Company Act, and all applicable U.S. federal securities laws shall be considered a basic condition of employment and association with the Company.

Pursuant to Section 206 of the Advisers Act and Section 17(j) of the Company Act, both the Company and its Supervised Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with the Code involves more than acting with honesty and good faith alone. It means that the Company has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Supervised Persons of the Company in their conduct. Supervised Persons are urged to seek the advice of the Chief Compliance Officer for any questions about the Code, the application of the Code to their individual circumstances, and particularly in any situation where any Supervised Person may be uncertain as to the intent or purpose of the Code. Supervised Persons should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment and/or association with the Company.

All Supervised Persons must promptly report any suspected or apparent violations of this Code to the Chief Compliance Officer.

The Company will provide to each Supervised Person (including new Supervised Persons) a copy of this Code and any amendments to this Code.

1.	General Principles

The Company has adopted the following principles governing personal investment activities by Supervised Persons:

•	Supervised Persons will adhere to the highest standards of ethical conduct.

•	The interests of client accounts will at all times be placed above the interests of the Company and the Supervised Persons.

•	Appropriate investment opportunities must be offered to clients first before the Company or any Supervised Person may act on them.

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All personal securities transactions will be conducted in such a manner as to avoid or mitigate any actual or potential conflict of interest and as to avoid any abuse of an individual’s position of trust and responsibility.

For the avoidance of any doubt, these basic principles extend to personal business transactions with the Company’s Portfolio Companies. Supervised Persons are further prohibited from conducting any personal business dealings directly with the Company’s Portfolio Companies. Any exceptions must be explicitly approved by the Chief Compliance Officer.

•	Supervised Persons should not take inappropriate advantage of their positions.

•	Supervised Persons will not engage in any transaction that would be in violation of the governing documents of a Fund or any other agreements with clients or Investors.

•	Supervised Persons that serve as directors or officers of publicly traded companies should be aware of such companies’ own trading policies and restrictions, including any “black-out” periods.

2.	Restrictions and Limitations on Personal Securities Transactions

All Supervised Persons of the Company are required to report holdings and transactions in securities in which they have beneficial ownership.

You may not use confidential or proprietary information obtained in the course of your employment or association with the Company for your personal investment purposes or for your personal gain, and you may not share such information with others for their personal benefit. The following restrictions and limitations govern investments and personal securities transactions by all employees and other Supervised Persons (and their family members and other accounts if a Supervised Person has (or would as a result of the transaction acquire) a direct or indirect “beneficial ownership” interest in the applicable securities – See Section 2.B.1 for more information on “beneficial ownership”):

a)	Restriction on Participation in IPOs

No Supervised Person may acquire any security in an IPO.

b)	Special Permission Required for Private Placements

Securities issued in private placements of any kind (including investments in limited partnerships such as buyout, venture capital, oil and gas, real estate, and hedge funds or funds of funds) may only be acquired by a Supervised Person with the prior written approval of the Chief Compliance

Officer or his designee. A request for approval of a private placement should generally be submitted at least one week in advance of the proposed date of investment. A sample request for approval is attached hereto as Annex B. Requests for approval may be submitted over email, provided that the Supervised Person includes the information contained in Annex B in the request.

c)	Disclosure of Private Placements in Subsequent Investment Decisions

Any Supervised Person who has or acquires a personal position in an issuer through a private placement (excluding any indirect investment in an issuer via a direct or indirect interest in a Fund) must affirmatively disclose that interest to the Chief Compliance Officer if such a Supervised Person is involved in consideration of any subsequent investment decision regarding any security of that issuer or an affiliate by any account managed by the Company. In such event, the final investment decision shall be independently reviewed by the Chief Compliance Officer.

d)	Front-Running and Scalping

Trading while in possession of information concerning trades by the Company or its clients is called front-running or scalping, and is prohibited by the Company’s insider trading policy, and may also violate federal law. The terms “front-running” and “scalping” are sometimes used interchangeably in industry literature and by the SEC.

Front running is making a trade in the same direction as the Company or a client just before the Company or client makes its trade (for example, buying a security just before the Company or a Fund buys that security, or selling just before the Company or a Fund sells that security).

Scalping is making a trade in the opposite direction just after a trade by the Company or a client (for example, buying a security just after the Company or a Fund stops selling such security, or selling just after the Company or a Fund stops buying such security).

e)	Short Sales

A short sale is the sale of a security that the seller does not own or any sale that is consummated by the delivery of a security borrowed by, or for the account of, the seller.

Supervised Persons should not for their own account or any client account enter into short sales of securities in which the Company or a Fund or client account is investing in a private placement or if the Company has actual knowledge of the existence of a private placement (even if the Company or a Fund does not invest in such private placement) until after public announcement (e.g., by press release or SEC filing) of the private placement transaction. See Section 15.D Investment Opportunity, Voting and Valuation Policy for further restriction details.

f)	Preclearance of Transactions in Personal Accounts

A Supervised Person must obtain the prior approval of the Chief Compliance Officer or his designee before engaging in any transaction in reportable securities in his or her personal account. The Chief Compliance Officer or his designee may approve the transaction if he or she concludes that the transaction would comply with the provisions of this Code. Generally, requests for preclearance should be made through email. A sample Preclearance Form is attached as Annex C, but any form (including an email) approved by the Chief Compliance Officer or his designee may be used. Generally, personal trading in securities on the Restricted Securities List will not be approved, however, the Chief Compliance Officer or his designee may approve or reject a preclearance request in his or her sole discretion, as long as the Chief Compliance Officer determines that such decision would not be against any interests of a client and has been advised by the Chief Compliance Officer that such trade is in accordance with applicable law.

Any approval given under this paragraph will remain in effect for 24 hours or as otherwise agreed to by the Chief Compliance Officer or his designee.

g)	Short Term or Excessive Trading

The Company believes that short term or excessive personal trading by its Supervised Persons can raise compliance and conflicts issues. Accordingly, except as provided in the following sentence, no Supervised Person may purchase and sell the reportable securities of the same issuer within 30 days or engage in more than five personal transactions in reportable securities during any 30-day period. Exceptions to this restriction may be granted in advance by the Chief Compliance Officer or his designee under limited circumstances, such as for account transfers or liquidations, sales to meet liquidity needs related to family and/or life events, or in other extraordinary circumstances.

h)	Restricted Security List

The Company maintains a Restricted Security List that includes all securities where the Company has, or is in a position to receive, material non-public information about a company as a result of a special relationship between the Company or a Supervised Person and the company. Supervised Persons of the Company are not allowed to trade or invest in any securities listed on the Restricted Security List.

If any Supervised Person already holds a security that is on the Restricted Security list and has not received consent from the Chief Compliance Officer, such Supervised Person must continue to hold and may not execute any buy or sell orders for the relevant security until such security is removed from the Restricted Security list. The Restricted Security List is available on the Company’s intranet and will periodically be circulated to Supervised Persons for their awareness. All Supervised Persons are responsible for knowing the contents of the Restricted Security list prior to effecting or soliciting a transaction in a security. Any Supervised Person who consults the Restricted Security List is prohibited from disclosing the securities listed on the Restricted Security List to third parties.

Important: The Chief Compliance Officer or his designee will monitor transactions by Supervised Persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Manual, including a pattern of front-running, scalping or other inappropriate behavior.

3.	High-Risk Trading Activities

Certain high-risk trading activities, if used in the management of your personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because it may not be possible to close out open transactions. Examples of such activities include short sales of common stock and trading in derivative instruments, such as option contracts to purchase or sell securities at predetermined prices. You should understand that short sales and trading in derivative instruments involve special risks — derivative instruments, for example, ordinarily have greater price volatility than the underlying security — and that the obligations owed by you to the Company or its clients may heighten those risks. For example, if the Company becomes aware of material, non-public information about the issuer of the underlying securities, you may find yourself “frozen” in a position in securities of the issuer or a derivative security. The Company will not bear any resulting losses to your personal account from the implementation of this Code.

4.	Restrictions on Disclosures

You may not disclose any non-public information (whether or not it is material) relating to the Company or securities transactions on behalf of Funds or other clients to any Person outside the Company (unless such disclosure has been authorized by the Company). You may not communicate material, non-public information to anyone, including Persons within the Company, except as permitted by the Code or the Company’s Insider Trading Policy. All such material, non-public information must be secured. For example, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in a private setting to the extent practicable.

5.	Review

The Chief Compliance Officer will review and consider any proper request for relief or exemption from any restriction, limitation or procedure contained in this Code which you believe will cause you a hardship and will document in writing any decision to grant such request. The decision of the Chief Compliance Officer is completely within his or her discretion.

B.	Personal Securities Trading

1.	Transactions and Accounts Covered

a)	Securities Holdings Reports

Each Supervised Person must file a holdings report listing all holdings in reportable securities and other accounts which hold any non-reportable securities in which they have “beneficial ownership” with the Chief Compliance Officer or his designee within 10 days after first becoming a Supervised Person (a “Securities Holdings Report”). “Beneficial ownership” for purposes of this Code is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act based on a direct or indirect pecuniary interest. Generally, a Supervised Person is deemed to have “beneficial ownership” of securities held in the name of such Supervised Person and securities held in the name of:

•	such Supervised Person’s husband, wife or a minor child;

•	a relative (including in-laws, step-children, or step-parents) sharing the same house as such Supervised Person;

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anyone else (including a trust, partnership or other type of entity) if such Supervised Person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities or can obtain ownership of the securities immediately or at some time in the future, unless such Supervised Person has no direct or indirect influence or control over the account holding the securities.

“Beneficial ownership” determinations in the context of trusts can be particularly complex. Questions about “beneficial ownership” should be directed to the Chief Compliance Officer.

Each Supervised Person must file a Securities Holdings Report within 45 days after the end of each year, and the information must be current as of a date no more than 45 days prior to the date each report is submitted. New Supervised Persons must provide the Chief Compliance Officer or a designated Person within 10 days of becoming a Supervised Person with a listing of all non-exempt securities holdings and other accounts which hold any non-reportable securities held as of the date of commencement of employment or association with the Company or otherwise becoming a Supervised Person.

b)	Quarterly Trade Reports

Each Supervised Person must also file with the Chief Compliance Officer or his designee periodic reports of personal transactions in securities in which they have “beneficial ownership” within 30 days after the end of each calendar quarter (each, a “Quarterly Trade Report”). Each Supervised Person must file a Quarterly Trade Report even if no purchases or sales of securities are made during the period covered by the report.

Each Supervised Person shall direct his or her broker(s) to send a copy of all transaction confirmations for each of such Supervised Person’s accounts (and other accounts for which such Supervised Person has “beneficial ownership”) to the Chief Compliance Officer or a designated Person and a copy of their annual account statements for each such account to the Chief Compliance Officer or a designated Person consistent with the timing requirements set forth above.

c)	Exempt Securities

The securities listed below are exempt from the initial, annual and quarterly reporting requirements described above. Therefore, it is not necessary to report such securities in the Securities Holdings Reports and Quarterly Trade Reports, even if the Access Person has beneficial ownership in such securities:

•	U.S. government direct obligations;

•	Bank certificates of deposit;

•	Bankers’ acceptances;

•	Commercial paper;

•	Repurchase agreements;

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Other high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization such as the Moody’s, Standard and Poor’s, or Fitch, or which is unrated but is of comparable quality);

•	Shares of unaffiliated money market funds and other unaffiliated open-end investment companies (mutual funds); and

•	Shares of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open end mutual funds.

Automatic dividend reinvestment plan investments (DRIPs) for stock in publicly traded companies are also exempt from the Quarterly Trade Report requirement; however, DRIP investments should be reported on an annual basis in the Securities Holdings Report.

2.	Exemption from Reporting Requirement

Initial, annual and quarterly reporting is not required for securities held in any account over which a Supervised Person has no direct or indirect influence or control. However, you must report the existence of such an account to the Chief Compliance Officer or his designee (except to the extent that such account is an unaffiliated open end mutual fund). The Chief Compliance Officer or his designee has the authority to request further information and documentation from any Access Person regarding any account over which such Supervised Person claims to have no influence or control. A Supervised Person need not report on any securities in which such Supervised Person’s only “beneficial ownership” is an indirect interest through one or more Funds.

3.	Responsibility to Report

All reports must be filed with the Chief Compliance Officer or his designee. The responsibility for taking the initiative to report is imposed on each Supervised Person required to make a report. Any effort by the Chief Compliance Officer or his designee to facilitate the reporting process does not change or alter that responsibility.

4.	Review

All Securities Holdings Reports and Quarterly Trade Reports (or transaction confirmations and account statements provided in lieu of the Quarterly Trade Reports) will be reviewed by the Chief Compliance Officer or his designee. The Chief Financial Officer or Scott Lenahan will review the Chief Compliance Officer’s reports. C. Conflicts of Interest and Prohibited Activities

It is a violation of your duty of loyalty to the Company for you, without the prior written consent of the Chief Compliance Officer, to:

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accept, directly or indirectly, from any Person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a client account, unless, to the extent required by a client’s operating agreements, all or a portion of such compensation is offset against and results in a reduction in management fees otherwise payable by the Company’s client and you comply with any other arrangements with the Company or its affiliates concerning such compensation; or

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acquire, directly or indirectly, any equity or other ownership or financial interest in any other organization engaged in any securities, financial or related business, except for a minority equity or other ownership or other financial interest in any business that is publicly owned or any equity or other ownership or financial interest through an account over which you have no direct or indirect influence or control.

D.	Spread of False Information

The Company unequivocally prohibits and forbids any Supervised Persons from communicating or transmitting “false rumors” or other information regarding any Fund portfolio company or investment institution which such Supervised Person does not know or reasonably believe to be true to any Person outside of the Company for any reason.

If the Chief Compliance Officer, upon due investigation, finds that any Supervised Person has engaged in the spread of false rumors or information as described above, the Chief Compliance Officer may impose sanctions including, but not limited to, dismissal of the person or persons involved and/or reporting of any improper conduct to the SEC or other regulatory authorities. Supervised Persons who become aware of a violation of this Section 4 are required to promptly report the violation to the Chief Compliance Officer.

D.	BDC Board Approval and Reporting

A BDC’s board of directors must approve the Code of an investment adviser before initially retaining services and within six months after the adoption of a material change to the Code. In presenting the Code for approval, the Company must make a certification that it has adopted procedures reasonably necessary to prevent violations of the Code.

The Company must make certain reports regarding the Code to the board of directors for any BDC for which it serves as investment adviser. On a quarterly basis the Company will provide a written report of any issues arising under the Code since the last report including a description of such issues and relevant responses. The report must include a certification that the Company has adopted procedures reasonably necessary to prevent violations of the Code.

1.	“PAY TO PLAY” RESTRICTIONS

Rule 206(4)-5 under the Advisers Act addresses practices commonly known as “pay to play,” where an investment adviser or its employees directly or indirectly make contributions or other payments to public officials with the intent of generating investment advisory business. In light of Rule 206(4)-5 and state and local laws and policies applicable to “Government Entities” (as defined below), the Company has adopted the following policies and procedures:

A.	Definitions

For purposes of this Section:

A “Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for: (i) the purpose of influencing any election for U.S. federal, state or local office or a non U.S. government office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate.

A “Covered Associate” means (i) any general partner, managing member or “executive officer” of the Company, or other individual (or entity) with a similar status or function; (ii) any employee of the Company who solicits a Government Entity for the Company (including solicitation for investment in a Fund) and any Person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by the Company or by any other Covered Associate. Supervised Persons performing administrative or advisory services that do not involve solicitation are not Covered Associates; however, all employees are subject to the restrictions in Section 5.B below.

A “Federal Government Official” means any person (including any election committee for the person) who was, at the time of a Contribution, an incumbent, candidate or successful candidate for a federal elective office.

A “Foreign Government Official” means any person (including any election committee for the person) who was, at the time of a Contribution, an incumbent, candidate or successful candidate for elective office of a non U.S. federal, state or local elective office.

A “State or Local Government Official” means any person (including any election committee for the person) who was, at the time of a Contribution, an incumbent, candidate or successful candidate for elective office of a State or Local Government Entity if the office; (i) is directly or indirectly responsible for, or can influence the outcome of the hiring of an investment adviser by a Government Entity; or (ii) has authority to appoint any Person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a Government Entity.

A “State or Local Government Entity” means any U.S. state or political subdivision of a U.S. state, including: (i) any agency, authority or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or an agency, authority or instrumentality thereof, including a “defined benefit plan” as defined in Section 414(j) of the Internal Revenue Code or a state general fund; (iii) a plan or program of a “Government Entity”; and (iv) officers, agents and employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. For the avoidance of doubt, Government Entities include participant-directed programs or plans sponsored or established by a state or political subdivision thereof or any agency, authority or instrumentality thereof such as 403(b), 457 and 529 plans.

A “Payment” means any gift, subscription, loan, advance, or deposit of money or anything of value.

B.	General Principles

No Supervised Person may (individually or on behalf of the Company):

•	make any Contribution to any Federal Government Official, State or Local Government Official or Foreign Government Official;

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coordinate, or solicit, either directly or indirectly on behalf of another, any Person or political action committee (“PAC”) to make, any Contribution to a Federal Government Official, State or Local Government Official or Payment to any state or local political party in the United States;

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make any other Payment or charitable contribution to, or at the request or for the benefit of, a Federal Government Official, State or Local Government Official or Foreign Government Official or other director, officer, employee or representative of any Government Entity; or

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make or agree to make directly or indirectly Payment to any Person to solicit a State or Local Government Entity for investment advisory services on behalf of the Company (including solicitation as an Investor in a Fund) except in compliance with Rule 206(4) 6, which generally provides that such Person must either be an investment adviser registered with the SEC and has not made Contributions to a State or Local Government Official (or solicited a person or PAC to make a Contribution or Payment to a State or Local Government Official) or a broker-dealer registered with the SEC and subject to the rules of a self-regulatory organization, such as the Municipal Securities Review Board.

Supervised Persons are not prohibited from making:

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Donations of their time to a Federal Government Official or State or Local Government Official, provided that (i) the Company did not tell them to volunteer their time; (ii) the Company’s resources are not used and (iii) the Supervised Person’s campaign activities do not otherwise take place during business hours;

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Payments to political parties or charities (provided that such payments are not being used as an indirect means to “channel” the Contribution to a Federal Government Official or State or Local Government Official);

Supervised Persons are also prohibited from doing anything indirectly that, if done directly, would result in a violation of this Section. Examples of such activities may include a spouse making a Contribution that the Supervised Person could not make himself or herself or making a Contribution or Payment to a PAC as an indirect means to “channel” the Contribution to a Government Official.

In addition, certain state, local government and individual public pension plans restrict charitable donations at the request of a Government Official. As such, no Supervised Person may, to the extent directly or indirectly requested by any Government Official, make any charitable donation, whether on his or her own behalf or on behalf of the Company, without the express permission of the Chief Compliance Officer.

C.	Two Year “Time Out”

Pursuant to SEC Rules, if a Supervised Person that is a “Covered Associate” makes a Contribution to a State or Local Government Official, then, subject to certain limited exceptions, the Company may not receive compensation in connection with providing advisory services to the applicable State or Local Government Entity for two years after the date of such Contribution. This would mean, for example, that if the State or Local Government Entity is an existing Investor in a Fund, any fees or carried interest payable by the Fund in which such State or Local Government Entity is an Investor would need to be waived by the amount attributable to such State or Local Government Entity for two years or, alternatively, the Company would be required to permit the State or Local Government Entity to withdraw from the Fund.

The two-year “time out” resulting from a Covered Associate making a Contribution will continue to apply even if the Covered Associate is no longer employed by the Company. Furthermore, prior Contributions follow an individual if he or she subsequently becomes a Covered Associate of the Company (including a non-Covered Associate Supervised Person of the Company who is promoted to a Covered Associate position).

However, the Company’s policy is to prohibit contributions and certain other political activities as set forth above.

D.	Recordkeeping

The Company is required, pursuant to Rule 206(4)-5, to keep records of certain of the activities described above. See the Company’s Information and Recordkeeping Policy.

E.	Other Regulations and Policies

Various states, local governments and individual public pension plans have passed legislation, issued regulations or promulgated policies prohibiting or restricting the use of finders or solicitors to solicit public pension plans and/or requiring extensive disclosure with respect to campaign contributions. Rule 206(4)-5 does not preempt any regulation at the state, local or plan-specific level. In addition to the above campaign related restrictions, Supervised Persons should consult the Chief Compliance Officer before making any gift to a Government Official.

F.	Acknowledgement Form

Pursuant to the Rule 204A-1 under the Advisers Act, you must sign a written statement acknowledging your receipt of this Code of Ethics and any amendment to this Code. Company policy is to require any Supervised Persons to initially upon receipt and annually thereafter sign and deliver to the Chief Compliance Officer an acknowledgement in the form of Annex A hereto (the “Annual Acknowledgment Form”) acknowledging, among other things, receipt and understanding of, and agreement to abide by, the policies and procedures described in this Code of Ethics and certifying that all personal securities transactions have been reported. It is also Company policy to require Supervised Persons to sign and deliver an acknowledgement upon receipt of any amendments to this Code of Ethics.

Annex A Annual Acknowledgement

ANNUAL ACKNOWLEDGEMENT

AGREEMENT TO ABIDE BY ONEX FALCON INVESTMENT ADVISORS, LLC

COMPLIANCE AND SUPERVISORY PROCEDURES MANUAL AND CODE OF ETHICS

This agreement is entered into by and between Onex Falcon Investment Advisors, LLC (the “Firm”) and the employee whose signature is shown below (the “Employee”).

By signing this agreement, the Employee acknowledges that:

He or she has received a copy of the Firm’s Compliance Manual which includes the Firm’s Code of Ethics as well as the policies and procedures of the Firm.

He or she has received a copy of the Firm’s Travel Policy and Mobile Communication Policy.

He or she has received a copy of the Firm’s Employee Handbook.

He or she has read, understands and will abide by all policies and procedures contained therein.

He or she understands that these policies may be updated at any time, and proper notification will be provided by the Director of Human Resources should changes be made.

Signature	Date

Employee (Please Print)

Annex B

PERSONAL SECURITIES TRANSACTION APPROVAL FORM

Details of Proposed Transaction

Expected date of transaction:

Description of transaction:

Name of issuer:

Type of security (e.g. note, common stock, limited partnership interest):

Approximate dollar amount:

Account for which transaction will be made:

Name of broker:

Your “beneficial ownership” of securities may implicate reporting requirements under federal securities laws (in particular under Section 16 of the Exchange Act). In the case of an acquisition or purchase of a security other than in your own name, do you wish to disclaim direct or indirect “beneficial ownership” in the security for other purposes? (Y/N)

Date	Name:

Signature:

You may/may not execute the proposed transaction described above.

Chief Compliance Officer

Date: _____________

Annex C

PRECLEARANCE FORM FOR TRANSACTIONS IN PERSONAL ACCOUNTS

Supervised Persons must complete this Preclearance Form (or send an email with similar information) prior to engaging in any personal securities transaction (unless excepted by the Code of Ethics).

Investment Information

Issuer: _________________

Equity Investments:     ☐ Common     ☐ Preferred     ☐ Debt Investments

Number of shares:_________________ Interest rate:                 Maturity: ______

Transaction Information

Transaction Type:     ☐ Purchase     ☐ Sale    ☐ Short Sale

Estimated Trade Date:

Estimated Price:

Broker/Dealer:

Is the investment a Portfolio Company security?	☐ Yes	☐ No
Is the issuer on the Restricted List?	☐ Yes	☐ No
Is the investment an initial public offering?	☐ Yes	☐ No
Is the investment a private placement or investment opportunity of limited availability?	☐ Yes	☐ No

Number of transactions over the last 30 day period?

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect for 24 hours from the time of approval.

Employee Name	☐ Approved	☐ Denied

Employee Signature	Compliance

Date	Date